Exhibit 99.1

News Release

Trinseo Announces Additional Restructuring Initiatives

Business and support function consolidation as well as exit of virgin polycarbonate production expected to result in $45 million to $50 million of annualized profitability improvement

Wayne, Pa, September 30, 2024—Trinseo (NYSE: TSE) (Trinseo or “the Company”), a specialty materials solutions provider, today announced restructuring initiatives to better position the business for longer-term growth, improved profitability, and increased cash generation.

Effective October 1, 2024, the Company is combining the management of its Engineered Materials, Plastics Solutions and Polystyrene businesses, resulting in a reduction in workforce due to the consolidation of business management roles and support functions. These actions will begin in the third quarter of 2024 and are anticipated to be substantially complete by the end of 2025. The expected annualized run rate cost savings is $30 million with approximately $25 million realized in 2025 and the full run rate achieved by the end of 2026.

The newly combined Engineered Materials, Plastics Solutions and Polystyrene businesses will be led by Francesca Reverberi, SVP, Engineered Materials. Bregje “Bee” Van Kessel, who currently leads the Plastics Solutions and Polystyrene businesses, will assume the role of SVP, Corporate Finance and Investor Relations reporting to David Stasse, EVP, Chief Financial Officer. Han Hendriks, who leads technology and innovation, will add oversight responsibilities for the Company’s sustainability activities as Chief Technology and Sustainability Officer.

Additionally, the Company has decided to exit virgin polycarbonate production at its Stade, Germany production facility following discussions with the relevant works councils. Production is anticipated to end by January 2025 with severance and related benefit payments expected to complete by the end of 2026. Once operations have ceased, all the Company’s polycarbonate needs for its downstream, differentiated compounded products will be purchased from external suppliers, including its licensees, with the exception of its dissolution-based polycarbonate production. This is expected to result in an annualized run rate profitability improvement of $15 million to $20 million relative to manufacturing at Stade.

“These measures are the result of a thoughtful analysis of our portfolio and industry trends, combined with an understanding of the global competitive environment. We believe they will result in a more streamlined organizational structure that will fuel our ability to continue to grow strategically, while improving service to our customers and reducing costs,” said Trinseo President and CEO, Frank Bozich.

The Company expects to record total pre-tax restructuring charges of $25 million to $30 million, principally comprised of $23 million to $28 million of severance and related benefit costs and $1 million to $2 million of asset-related and contract termination charges, primarily related to the virgin polycarbonate manufacturing site in Stade, Germany.

“None of these actions are taken lightly, especially those directly impacting our colleagues. These are extremely difficult decisions that are in many ways driven by macroeconomic factors that are simply beyond our control,” said Bozich. Additionally, Bozich said, “The contributions of our talented employees are greatly valued, and we are committed to doing everything we can to help them transition during this challenging time. We also greatly appreciate the continued focus and resiliency of our dedicated employees around the world as we navigate these changes together.”

About Trinseo

Trinseo (NYSE: TSE), a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart, and sustainably focused manner by combining its premier expertise, forward-looking innovations, and best-in-class materials to unlock value for companies and consumers.

From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including building and construction, consumer goods, medical and mobility.

Trinseo’s approximately 3,100 employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe, and Asia Pacific. Trinseo reported net sales of approximately $3.7 billion in 2023. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook, and WeChat.

Cautionary Note on Forward-Looking Statements

This Press Release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like “expect,” “anticipate,” “believe,” “intend,” “forecast,” “outlook,” “will,” “may,” “might,” “see,” “tend,” “assume,” “potential,” “likely,” “target,” “plan,” “contemplate,” “seek,” “attempt,” “should,” “could,” “would” or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on the Company’s current expectations and assumptions regarding its business, the economy, its current indebtedness, accessibility of debt markets, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to successfully implement proposed restructuring initiatives and to successfully generate cost savings and increase profitability through such initiatives; our ability to successfully execute our business and transformation strategy; increased costs or disruption in the supply of raw materials; deterioration of our credit profile limiting our access to commercial credit; increased energy costs; compliance with laws and regulations impacting our business; any disruptions in production at our chemical manufacturing facilities, including those resulting from accidental spills or discharges; conditions in the global economy and capital markets; our current and future levels of indebtedness and ability to service our debt; our ability to meet the covenants under our existing indebtedness; our ability to generate cash flows from operations; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —”Risk Factors” and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, the Company’s actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this Press Release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.